FIRST TRUST EXCHANGE-TRADED FUND II
              AMENDED AND RESTATED DESIGNATION OF SERIES OF SHARES
                         (EFFECTIVE AS OF JUNE 11, 2007)


         WHEREAS, the initial Trustee of the Trust, acting pursuant to Section
4.9 of the Declaration of Trust dated July 6, 2006 (the "Declaration"), divided the Shares of the Trust into seven series of shares of beneficial interests in the Trust (each, a "Series") as of that same date as set forth on Schedule A to the Declaration: First Trust Russell Consumer Discretionary AlphaDex Fund, First Trust Russell Consumer Staples AlphaDex Fund, First Trust Russell Energy AlphaDex Fund, First Trust Russell Financial AlphaDex Fund, First Trust Russell Health Care AlphaDex Fund, First Trust Russell Technology AlphaDex Fund;

         WHEREAS, the Trustees have now determined not to bring the initial seven Series to market, and to therefore terminate such Series;

         WHEREAS, the Trustees now desire to create two new Series of the Trust;

         NOW THEREFORE, by vote of at least a majority of the Trustees of the Trust, the Designation of Series of Shares is hereby amended and restated in its entirety to incorporate these terminations and designations as follows:

         The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

             1.   First Trust DJ STOXX(R) Select Dividend 30 Fund
             2.   First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.    The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time ("Prospectus"). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares,(b)fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

         IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 11th day of June, 2007.



        /s/ W. Scott Jardine
-----------------------------------
   W. Scott Jardine, Secretary




STATE OF ILLINOIS    )
                     ) SS.
COUNTY OF DUPAGE     )




         Then personally appeared the above-named person(s) who are known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Designation of Series of Shares and who acknowledged the same to be his free act and deed, before me this 11th day of June, 2007.


                                    /s/ Sandra Kim Streit
                                    -----------------------------------------
                                    Notary Public
                                    My Commission Expires: 05/24/2011